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                                                                     EXHIBIT 4.2

                              SHAREHOLDER AGREEMENT

               THIS AGREEMENT is entered into this 18th day of November, 1997, by and between Dennis L. Kern ("Shareholder") and VIB Corp ("Corporation"), a California corporation with its principal executive office at 1498 Main Street, El Centro, California 92243.
                                    RECITALS

               A. WHEREAS, the Articles of Incorporation of Corporation authorize the issuance of up to 20,000,000 shares of its no par value common stock ("Common Stock");

               B. WHEREAS, the Board of Directors of Corporation has authorized the sale and issuance of 100 shares of Corporation's Common Stock at the purchase price of $10.00 per share to Shareholder; and

               C. WHEREAS, Shareholder desires to purchase 100 shares of Corporation's Common Stock for the purchase price of $10.00 per share pursuant to the terms and conditions herein set forth;

               NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED by and between Corporation and Shareholder as follows:

                                    AGREEMENT

               1. Purchase. Corporation agrees to sell and Shareholder agrees to purchase 100 shares of Corporation's Common Stock at the purchase price of $10.00 per share for an aggregate purchase price of $1,000.00.

               2. Transfer of Shares. Shareholder agrees not to sell, assign, transfer, encumber, hypothecate, or make any other disposition of any of the shares of the Common Stock to be


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purchased except with the prior written consent of Corporation and except in accordance with the terms of this Shareholder Agreement. This Shareholder Agreement shall be binding upon and shall operate for the benefit of Corporation and Shareholder and the respective executors or administrators and any transferees or assignees of Shareholder, whether such transfers or assignments are in accordance with or in violation of the provisions of this Shareholder Agreement.

               3. Repurchase by Corporation. Upon consummation of the merger between Corporation's wholly-owned subsidiary, VIB Merger Company, and Valley Independent Bank, pursuant to which Corporation will issue shares of its Common Stock to the shareholders of Valley Independent Bank (the "Merger"), Corporation shall be obligated to repurchase and Shareholder shall be obligated to resell to Corporation the 100 shares of Corporation's Common Stock at the repurchase price of $10.00 per share, for a total repurchase price of $1,000.00. The repurchase and repayment therefor shall occur simultaneously with the consummation of the Merger, at which time Shareholder's share certificate shall be returned and cancelled.

               4. Termination. This Shareholder Agreement shall terminate upon the occurrence of any of the following events:

                      (a) The bankruptcy, receivership, or dissolution of Corporation;

                      (b)  Mutual agreement of Corporation and Shareholder; or

                      (c) The failure of the consummation of the Merger for any reason whatsoever.

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               5.   Legend. Upon execution of this Shareholder Agreement, the
certificate representing the number of shares of Corporation's Common Stock to be issued shall be endorsed as follows:

                    "This certificate is transferable only upon compliance with the provisions of a Shareholder Agreement dated November 18, 1997."

               6. Governing Law. This Shareholder Agreement shall be construed and governed by the laws of the State of California.

               7. Entire Agreement. This Shareholder Agreement constitutes the sole and only agreement of the parties hereto respecting the sale and purchase of the shares of Corporation's Common Stock and the resale or repurchase of the shares of Corporation's Common Stock and correctly sets forth the rights, duties, and obligations of each party to the other in relation thereto as of this date. Any prior agreements, promises, negotiations or representations concerning the subject matter of this Shareholder Agreement not expressly set forth in this Shareholder Agreement are of no force or effect.

               IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement in El Centro, California, on the date first above written.

"SHAREHOLDER"                               VIB CORP

/s/ DENNIS L. KERN                          By: /s/ HARRY G. GOODING, III
---------------------------                    --------------------------------
Dennis L. Kern                                 Harry G. Gooding, III,
                                               Executive Vice President & Chief
                                               Financial Officer



                                             By: /s/
                                                -------------------------------
                                                Charlotte Studer,
                                                Secretary

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